Exhibit 99.1

NEWS RELEASE

Contact: Jesse Ngoo Phone Number: 817-845-2622 Email: jesse.ngoo@fleishman.com

GLOBALSCAPE® NAMED ONE OF SAN ANTONIO’S TOP WORKPLACES

Employees rank company high in benefits package and corporate values

SAN ANTONIO – October 22, 2012 —Globalscape (NYSE MKT: GSB) has been named one of San Antonio’s top employers for the fourth straight year according to Top Workplaces—a collaboration between WorkplaceDynamics and the San Antonio Express-News—based solely on feedback received through employee surveys.

“We consistently have treated Globalscape employees as an organizational priority,” says Jim Morris, CEO of Globalscape. “The level of talent we’ve been able to attract and retain has been phenomenal, and the success the company is experiencing shows that our approach is paying off in a significant way.”

Surveys were conducted by WorkplaceDynamics, LLP, a leading research firm on organizational health and employee engagement. The survey included questions assessing employee opinions on their company’s direction, career opportunities, work conditions, quality of management, and compensation and training. WorkplaceDynamics conducts regional Top Workplaces programs with more than 30 major publishing partners, including the San Antonio Express-News, identifying the top employers in each of those regions.

Globalscape is one of 50 San Antonio-area businesses recognized on a list that includes both public and private companies ranging in size from small to large.

The complete rankings were published in the October 21 edition of the San Antonio Express-News, and more information can be found at www.topworkplaces.com.

About Globalscape

San Antonio, Texas-based GlobalSCAPE, Inc. (NYSE MKT: GSB) is a leading provider of software and services that enable customers to access and share information quickly, securely, and reliably. Beginning in 1996 with its CuteFTP® product, Globalscape has been helping businesses and consumers – including 15,000 companies in more than 150 countries – facilitate cost-effective, secure information exchange. With its 2011 acquisition of Seattle-based TappIn Inc., Globalscape also offers customers the ability to access and share documents, pictures, videos, and music – anytime, from anywhere – easily and securely, without the need for uploading, syncing, or paying for cloud storage.

For more information, visit www.globalscape.com or follow the blog and Twitter updates.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “would,” “exceed,” “should,” “anticipates,” “believe,” “steady,” “dramatic,” and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2011 calendar year, filed with the Securities and Exchange Commission on March 29, 2012.

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